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                                  Exhibit 11


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                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The computation of basic and diluted earnings per common share was as follows for the years ended December 31:

                                                             2006           2005           2004
                                                         ------------   ------------   ------------
Net income (loss) available to common
 stockholders.................................           $     1,781    $       381    $   (14,867)

Weighted average number of common shares
 outstanding..................................            26,950,000     26,950,000     26,950,000
Effect of warrants............................             5,118,772      5,118,772              -
Weighted average diluted number of common
 shares outstanding...........................            32,068,772     32,068,772     26,950,000

Basic earnings per share......................           $      0.07    $      0.01    $     (0.55)
Diluted earnings per share....................           $      0.06    $      0.01    $     (0.55)

Warrants to purchase 22,500,000 common shares of FutureFuel Corp. were not included in the computation of diluted earnings per share in 2004 as FutureFuel Corp. reported a net loss for the period and the inclusion of those securities in the computation would have been antidilutive.